AMENDED AND RESTATED
REVOLVING CREDIT NOTE

March 11, 2013
$8,0000,000.00 Tarrytown, New York

FOR VALUE RECEIVED, CASTLE BRANDS INC., a corporation organized under the laws of the State of Florida (“CBI”) and CASTLE BRANDS (USA) CORP. a corporation organized under the laws of the State of Delaware (“CBUSA”) (individually and collectively, “Borrower”) promises, jointly and severally, to pay to the order of KELTIC FINANCIAL PARTNERS II, LP (“Lender”), at 580 White Plains Road, Suite 610, Tarrytown, New York 10591 or at such other place as Lender may from time to time in writing designate, the principal sum of each Advance made by Lender to Borrower under that certain Loan and Security Agreement dated as of August 19, 2011, as amended by a First Amendment dated July 23, 2012, and by a Second Amendment dated on or about the date of this Amended and Restated Note and as it may be subsequently amended and/or modified (collectively, the “Loan Agreement”) (the Loan Agreement together with all of the other documents, instruments or agreements executed and/or delivered to Lender in connection therewith, as the same may be modified, amended, restated or replaced from time to time, are hereinafter collectively referred to as, the “Loan Documents”). The aggregate unpaid principal balance hereof shall not exceed at any time the sum of EIGHT MILLION AND 00/100 DOLLARS ($8,000,000.00). Capitalized terms used herein and not otherwise defined shall have the meaning given such terms in the Loan Documents.

The entire unpaid principal balance hereof, together with the accrued interest thereon and accrued late charges, if any, and all other sums due hereunder and under the Loan Documents shall be due and payable IN FULL on the Termination Date.

Borrower also promises to pay interest to Lender monthly, in arrears, on the first (1st) day of each month commencing on February 1, 2013 on the average daily unpaid principal balance of this Note until all amounts due and payable to the Lender in connection herewith are irrevocably paid in full. For purposes of this Note, interest on the principal amount of this Note shall be at the rate set forth in Section 3.1 of the Loan Agreement, unless otherwise provided for by the terms of the Loan Agreement.

All repayments or prepayments of principal and payments of interest shall be made by Borrower, or credited to the account of Borrower by Lender, pursuant to the terms of the Loan Agreement. Borrower may prepay the indebtedness evidenced by this Note in whole or in part pursuant to, and subject to, Article 2 of the Loan Agreement and all other applicable provisions of the Loan Agreement. Any partial prepayments made by the undersigned will be applied against the remaining unpaid payments due hereunder as provided in the Loan Agreement.

This is the “Revolving Credit Note” referred to in the Loan Agreement and is entitled to the benefit of all of the terms and conditions and the security of all of the security interests and liens granted by Borrower or any other person to Lender pursuant to the Loan Agreement or any other Loan Document including, without limitation, supplemental provisions regarding mandatory and/or optional prepayment rights and premiums. This Note amends and restates in its entirety, and is given in replacement of and in substitution for, but not in payment of, an Amended and Restated Revolving Credit Note dated July 23, 2012 and executed and delivered by Borrower to Lender, as such Note may have been amended from time to time prior to the date hereof.

The entire unpaid indebtedness evidenced hereby shall become immediately due and payable, without further notice or demand upon the happening of any Event of Default. After an Event of Default, Lender shall have all of the rights and remedies set forth in the Security Agreement, the other Loan Documents and at law.

Whenever any payment to be made under this Note shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall be included in the computation of any interest then due and payable hereunder.

The undersigned and all other parties who, at any time, may be liable hereon in any capacity waive presentment, demand for payment, protest and notice of dishonor of this Note. This Note and any provision hereof may not be waived, modified, amended or discharged orally, but only by an agreement in writing which is signed by the holder and the party or parties against whom enforcement of any waiver, change, modification, amendment or discharge is sought.

This Note shall be governed by and construed under the internal laws of the State of New York, as the same may from time to time be in effect, without regard to principles of conflicts of laws thereof. This Note shall be binding upon and shall inure to the benefit of the parties, their successors and assigns. Lender shall have the right, without the necessity of any further consent or authorization by Borrower, to sell, assign, securitize or grant participations in all, or a portion of, Lender’s interest in this Note, to other financial institutions of Lender’s choice and on such terms as are acceptable to Lender in its sole discretion. Borrower shall not assign, exchange or otherwise hypothecate any rights or obligations under this Note, in whole or in part, without the prior written consent of the Lender, and any attempted assignment, exchange or hypothecation without such written consent shall be void and be of no effect.

IN WITNESS WHEREOF, the undersigned has executed this Note the day and year first above written.

CASTLE BRANDS INC.

By:/s/ Alfred J. Small

Name:Alfred J. Small

Its:Chief Financial Officer

Date:March 11, 2013

STATE OF NEW YORK	)
) SS.:
COUNTY OF NEW YORK	)

On the 11 day of March in the year 2013, before me, the undersigned, a notary public in and for said state, personally appeared Alfred J. Small, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Donna M. Hibbert

Notary Public, State of New York

Donna M. Hibbert

Qualified in Queens County

Certificate filed in NY County

Expires: Feb. 21, 2014

CASTLE BRANDS (USA) CORP.

By:/s/ Alfred J. Small

Name:Alfred J. Small

Its:Chief Financial Officer

Date:March 11, 2013

STATE OF NEW YORK	)
) SS.:
COUNTY OF NEW YORK	)

On the 11 day of March in the year 2013, before me, the undersigned, a notary public in and for said state, personally appeared Alfred J. Small, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Donna M. Hibbert

Notary Public, State of New York

Qualified in Queens County

Certificate filed in NY County

Expires: Feb. 21, 2014